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[PRG SCHULTZ LOGO]

Mr. Bradley Roos


RE:      Expatriate Assignment -- Letter of Understanding

This letter confirms our mutual understanding of the terms and conditions applying to your expatriate assignment in the United Kingdom.

Your assignment is subject to medical clearances, proper immigration and/or work clearances, and your acceptance of the terms and conditions outlined in this letter. The effective date of your assignment will be June 1, 2005, given all the appropriate work visa paperwork is completed and approved by that date. This assignment is expected to last through May 31, 2008. Your point of origin has been designated as MIRAMAR, FLORIDA, USA.

For the duration of your assignment you will be employed by PRG-Schultz International Pte. Ltd. (the "Company"), as President, Europe. You will continue to report to Rick Bacon, EVP, International Operations or his designee.

COMPENSATION

- Your annual base salary will be (U.S.$) 280,000.00 subject to periodic review, with the first opportunity for a merit increase in March, 2006 according to the company policy and guidelines related to merit increases. Your salary will be paid bi-weekly at a rate of $10,769.23. Your base salary will not be adjusted downward for as long as you remain the President, Europe, unless PRG-Schultz's Board of Directors or the Compensation Committee of the Board (the "Committee") has duly authorized and directed a general compensation decrease for all executive employees of PRG-Schultz and the reduction of the sum of your Base Salary and potential Bonus hereunder is similarly reduced in respect of other executives. However, if you voluntarily transfer to another position within the Company, the salary would be reviewed accordingly. Any other change in your position shall be dealt with as set forth herein under the resignation and termination provisions.

- You will be eligible to participate in the PRG-S Incentive Plan ("the plan") with an incentive payout potential of between 40% (at target) and 80% (at maximum) of your base salary, subject to the terms and conditions of the Plan. Any updates or changes to the Plan would be applied to all participants globally.

- You will be eligible to participate in the employee benefit plans available to Corporate employees. Your assignment will have no effect on accrual of benefits to which you are presently entitled.



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PAY DELIVERY

Your salary and allowances will be electronically deposited in U.S. dollars to your U.S. bank account or otherwise to the account you have designated. You should instruct your bank as to the amount that should be converted into host country currency and transferred to your host country account. The Company will bear the cost of one fund conversion and transfer per month.


HOUSING ASSISTANCE

The Company will lease a home on your behalf. The assistance method will be structured so that the Company receives the best tax treatment in the United Kingdom. The Company will pay the lease up front in the amount of up to Pound Sterling 2,500per week. You will receive a one time furnishing allowance of $5,000.

RELOCATION ALLOWANCE & TEMPORARY LIVING EXPENSES

- The Company will provide a business class house-hunting/orientation trip for you and your spouse to the United Kingdom for purposes of finding suitable housing. Airfare and daily living expenses for one week, including meals will be reimbursed in accordance with the Company's Corporate Travel Policy.

- You will be reimbursed for temporary living expenses from the date movers begin packing your household goods to the date reasonable furnished housing is available in the host country. The total duration of temporary living may not exceed 30 days effective with your assignment date of June 1, 2005.

- The Company will reimburse you for certain expenses incurred with the shipment of personal effects and storage and shipment of certain household goods. Please refer to the PRG-Schultz International Relocation Policy for details.

- You will also receive the following lump sum allowances for incidental expenses:

         -        $5,000 Relocation Allowance.

         -        $2,000 per automobile, when sold in home country.

OTHER EXECUTIVE COMPONENTS

In addition to the allowances mentioned above, the Company will provide you with the following:

- Home Leave -- Employee and family will be entitled to two home leaves per year reimbursed according to the Company relocation and travel policy. Employee home leave is subject to the allowed vacation time. The length of family leave is at your discretion.

- Tax Return Preparation and Counseling Session -- You will meet with a tax consultant for an initial review of your tax position prior to departure. This will provide you with an opportunity to assess your tax liability while on assignment. Additionally, the Company will retain the services of a public accounting firm to assist you in the preparation of tax returns for the years affected by the International assignment.


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-        Cost of Living Allowance -- You will receive a Cost of Living Allowance
         (COLA) of $37,000 per annum, paid bi-weekly in accordance with the U.S. payroll procedures and subject to applicable taxes.

- Transportation Allowance -- You will receive a Transportation Allowance of $15,000 per annum, paid bi-weekly in accordance with the U.S. payroll procedures and subject to applicable taxes.

- Education Allowance -- You will receive an annual Education Allowance of $28,000 per child for your children to attend the American school.

- Club Dues -- You will receive a $6,000 annual allowance for local club dues, payable bi-weekly in accordance with the U.S. payroll procedures and subject to applicable taxes.

The objective of tax equalization is to ensure that the employee does not experience a significant tax loss or gain as a result of the assignment. The tax equalization system provides that you will bear a total annual cost approximately equivalent to the U.S. and State income tax, U.S. social tax cost which would rise if you continued to work in the U.S.

The Company will equalize your tax liability to the U.S. You will be held responsible for hypothetical U.S. income, State income, and U.S. social security taxes on your base salary and incentive bonus. Taxes on your personal income will be your responsibility and items such as stock options, restricted stock, etc.

A hypothetical obligation (hypothetical U.S. and U.S. state) will be withheld from your base, bonus and other incentive compensation. You will be responsible for U.S. social taxes on your entire compensation.

Having taken the hypothetical withholding and actual social tax from your periodic pay, the Company will be responsible for the payment of Host Country income/social taxes on your base, bonus, other incentive compensation and international assignment allowances. You will be responsible for remitting payment of tax on your personal income as required by local law.

You will receive a Tax Equalization calculation for each calendar year of your assignment. A tax settlement amount may be due to/from the Company as a result. It is expected that any tax settlement amount be made within 30 days of receipt of the settlement calculation whether due to, or from, the Company.

The tax consultant will review the concepts of Tax Equalization and answer any questions you may have about this benefit during your tax consultation.

The Company expects that you will fully comply with all U.S./State and host country tax rules.

The Company requires that you:


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-        Exercise reasonable care and attention in minimizing host country and
         U.S. tax liabilities in accordance with the tax planning positions recommended by the Company's tax services provider, and

- Provide the Company's tax service provider with the annual tax filing information required to prepare U.S. and host country tax returns and tax equalization calculations.

If you do not comply with the U.S. tax compliance calendar, you will be responsible for all penalty interest costs arising after the due date as a result of late or delayed filing or underpayment of actual U.S. income tax liabilities.

HOST COUNTRY BENEFITS

Because you may be required to participate in United Kingdom benefits plans, the Company will reimburse you for the cost of any United Kingdom social benefit programs to which you are required to contribute. You agree that any benefit made payable to you upon your termination, severance, or retirement from a foreign subsidiary or affiliate will revert to the Company.

EMPLOYMENT RESTRICTION

It is understood that in accepting this assignment, you agree that you will not engage in any employment or business enterprise that would in any way conflict with your service to the interests of the Company.

REPATRIATION

Once your assignment has been successfully completed, you will be repatriated to the U.S. PRG-Schultz will seek to provide you with a position equivalent to the foreign assignment in terms of both base salary and grade. However, this is not a guarantee of employment and is subject to the situation and circumstances at the time of repatriation.

The Company will pay the cost of shipment of household good and personal effects including, return transportation, temporary housing, and tax counseling services upon repatriation to the U.S.

Voluntary Resignation

If the resignation is voluntary, the Company will not be responsible to relocate you to your point of origin. In case the resignation is to take a position with another company, it is expected that moving expenses will be obtained from the new employer.

In the event of voluntary resignation not involving another position, the Company will not be responsible for the cost of returning you, your family, and belongings back to the point of origin.



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Company Initiated Termination

If your employment with the Company is terminated without cause (initiated by the Company), you will receive your base salary and bonus for the year in which such termination occurs prorated through the date of such termination, plus a severance payment, subject to adjustment as set forth below, equal to twelve
(12) months of base salary, payable monthly and subject to applicable payroll taxes and deductions subject to signing and agreement and release. The Company will also pay the cost of returning you, your family, and belongings, back to the point of origin, and equal to the amount initially provided for your relocation to United Kingdom. The Company will also provide reimbursement for temporary living expenses up to 60 days.

In the event of termination by the Company for cause, the Company will pay you through the termination date, plus any accrued, unused vacation time, any business expenses incurred through the termination date. You will be responsible for the cost of returning you, your family, and belongings, back to the point of origin.

Termination for Cause means conviction of a felony, conviction of fraud, embezzlement or attempted fraud or embezzlement of assets of the company, use of illegal drugs, material breach of this contract, gross negligence or willful misconduct in the performance of duties, breach of fiduciary duty to the Company, such as engaging in directly competitive acts while employed with the Company.

Return to the U.S. must be made within 30 days of termination of employment.

GENERAL

This Letter of Understanding specifies the conditions surrounding your expatriate assignment to the United Kingdom as of your date of assignment. The Company reserves the right to modify the terms and conditions of your international assignment due to changes in company-wide policy. The actual duration of your assignment shall be subject to the needs of the Company and nothing contained herein shall be construed as an employment contract with the Company for any fixed term or for any purpose. If your assignment is extended beyond May 31, 2008, a new Letter of Understanding will be drawn up in accordance with the Company's International Assignment Policy.

You agree that, should any difference between you and the Company be adjudicated, this will be in accordance with U.S. law, not the United Kingdom law.

Except for the adjustments related in this assignment letter regarding your expatriate assignment, the terms of your employment agreement with PRG-Schultz USA, Inc. dated June 1, 2001 (and subsequent addendums) shall continue in full force and effect as originally executed.

Please signify your understanding of, and agreement with, the terms of this agreement by initialing each page and signing below.

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(Name)                                   (Name)

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(Title)                                  (Title)

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(Date)                                   (Date)

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(Employee's Name)



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